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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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      Date of Report (Date of earliest event reported): December 15, 1997



                                MSB BANCORP, INC.
               (Exact name of registrant as specified in charter)


   DELAWARE                          0-20187                    06-1341670
(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)


                   35 MATTHEWS STREET, GOSHEN, NEW YORK 10924
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code:  (914) 294-8100


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)



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ITEMS 1-4.        NOT APPLICABLE.

ITEM 5.           OTHER EVENTS.

         On December 15, 1997, MSB Bancorp, Inc. ("MSB"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among MSB, MSB Bank, a federally chartered savings bank and wholly owned subsidiary of MSB (the "Bank"), and HUBCO, Inc., a New Jersey corporation ("HUBCO"). HUBCO is a bank holding company that currently owns commercial banks in New Jersey and Connecticut. A copy of the Merger Agreement is attached hereto as Exhibit 2.1. The Merger Agreement provides, among other things, that MSB will merge with and into HUBCO, with HUBCO being the surviving corporation (the "Merger"). It is expected that the Bank will be merged into Bank of the Hudson, HUBCO's New York subsidiary following completion of HUBCO's pending acquisition of Poughkeepsie Financial Corp.

         Pursuant to the Merger Agreement, each share of MSB common stock ("MSB Common Stock") issued and outstanding at the Effective Time (as defined in the Merger Agreement) will be exchanged for shares of HUBCO common stock having a value of $36.02, provided, that the median closing HUBCO stock price during a 10-day pricing period ending on the day the parties receive final federal bank regulatory approval is between $34.97 and $37.13. If the median closing HUBCO stock price during this period is greater than $37.13, the exchange ratio will be 0.97, and if it is less than $34.97 the exchange ratio will be 1.03 shares. MSB has certain rights to terminate the Merger Agreement if the median closing HUBCO stock price during the pricing period is less than $27.00 per share unless HUBCO agrees to deliver shares of HUBCO common stock having a value of $27.81 in exchange for each share of MSB Common Stock. The price of $36.02 per share equates to a value of $115 million, or 163% of book value, 267% of tangible book value and 32 times MSB's annualized nine month earnings. The price represents a deposit premium of approximately 6% as measured relative to total equity and 10% as measured relative to tangible equity.

         In connection with the Merger Agreement, MSB and HUBCO also entered into a Stock Option Agreement, dated as of December 15, 1997, a copy of which is attached hereto as Exhibit 4.1, which, under certain defined circumstances, would enable HUBCO to purchase up to 600,000 shares of authorized and unissued MSB Common Stock at a price of $29.00 per share.

         Consummation of the Merger is expected to occur in the second quarter of calendar year 1998 and is subject to the satisfaction of certain conditions, including approval of the shareholders of MSB, approval of the appropriate regulatory agencies and other customary conditions. The transaction is expected to be treated as a tax-free exchange to holders of MSB Common Stock and be accounted for as a pooling of interests.

         MSB and HUBCO publicly announced the Merger in a press release dated December 16, 1997, a copy of which is attached hereto as Exhibit 99.1.


ITEM 6.           NOT APPLICABLE.



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                                       -2-


ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

                  a.   Financial Statements of Businesses Acquired.
                       Not Applicable

                  b.   Pro forma Financial Information.
                       Not Applicable

                  c. Exhibits: The following Exhibits are filed as part of this report:


                    EXHIBIT NO.                   DESCRIPTION
                    -----------                   -----------
                        2.1 Agreement and Plan of Merger, dated December 15, 1997, by and among HUBCO, Inc., MSB Bancorp, Inc. and MSB Bank.
                        4.1 Stock Option Agreement, dated as of December 15, 1997, by and between HUBCO, Inc. and MSB Bancorp, Inc.
                        99.1          Press Release issued December 16, 1997.


ITEM 8.           NOT APPLICABLE.


ITEM 9.           NOT APPLICABLE.



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                                       -3-


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       MSB BANCORP, INC.


                                       By: /s/ Anthony J. Fabiano
                                           --------------------------------
                                            Anthony J. Fabiano
                                            Senior Vice President and
                                            Chief Financial Officer

Date:    December 17, 1997





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                                  EXHIBIT INDEX




       EXHIBIT                            DESCRIPTION
       -------                            -----------
         2.1 Agreement and Plan of Merger, dated December 15, 1997, by and among HUBCO, Inc., MSB Bancorp, Inc. and MSB Bank.

         4.1 Stock Option Agreement, dated as of December 15, 1997, by and between HUBCO, Inc. and MSB Bancorp, Inc.

         99.1           Press Release issued December 16, 1997.